Exhibit 99.1

Energy Recovery Announces Search for New Chief Sales Officer

SAN LEANDRO, Calif., September 10, 2014 — Energy Recovery Inc. (NASDAQ: ERII), the leader in capturing reusable energy from industrial fluid flows and pressure cycles, today announced that effective immediately, it has terminated the employment relationship with its Senior Vice President of Sales, Borja Sanchez-Blanco, for cause. The Company recently became aware that Mr. Blanco had breached a duty of trust and engaged in conduct which created a conflict of interest with the Company over the course of several years, not in keeping with the Company's standards for ethics and integrity. The company is in the process of finding a new Chief Sales Officer to lead its global sales efforts. In the interim, Chief Executive Officer, Thomas Rooney will assume responsibility for managing the company's global sales efforts.

About Energy Recovery Inc.

Energy Recovery Inc. (NASDAQ: ERII) technology harvests the power of pressure from high-pressure fluid flows and pressure cycles. Through collaboration with industry, Energy Recovery helps make industrial processes within water, oil & gas, and chemical industries more profitable and environmentally sustainable. With over 15,000 energy recovery devices installed worldwide, Energy Recovery sets the standard for engineering excellence, cost savings and technical services to clients across the globe. Year after year, the company’s clean technologies save clients over $1.4 Billion in energy costs. Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Madrid, Shanghai and Dubai. www.energyrecovery.com.

CONTACT:	Juan Otero
510-746-2561